Exhibit 10.14

MICROSOFT CORPORATION

DEFERRED COMPENSATION PLAN FOR

NON-EMPLOYEE DIRECTORS

(Amended and Restated Effective as of December 1, 2017)

1.Purpose

The purpose of the Microsoft Corporation Deferred Compensation Plan for Non-Employee Directors (the "Plan") is to further the long-term growth of Microsoft Corporation (the "Company") by allowing the non-employee directors of the Company the opportunity to defer certain compensation, keeping their financial interests aligned with the Company, and providing them with a long-term incentive to continue providing services to the Company.

This Plan is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and official guidance issued thereunder.  Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with this intention.

2.Effective Date

The Plan is effective January 16, 2006.  This restatement of the Plan is effective as of December 1, 2017.

3.Definitions

In addition to the terms defined above, the following terms shall have the meanings indicated below.

Account – means a bookkeeping account established by the Company for each Participant electing to defer Eligible Compensation under the Plan, which may include sub-accounts for amounts payable at different times and/or payable in different forms.

Affiliate – means any corporation or other entity that is treated as a single employer with the Company under Code section 414.

Board – means the Board of Directors of Microsoft Corporation.

Cash Retainer – means the amount of annual retainer payable in cash for service on the Board, including any annual retainer payable for service as a chair or member of any Board committee.

Common Stock – means the Common Stock, $0.00000625 par value, of the Company.

Director – means a member of the Board who is not an officer or employee of the Company or any Affiliate.

Eligible Compensation – means both the Cash Retainer and Equity Retainer.  For the avoidance of doubt, Eligible Compensation earned in a Plan Year refers to the Cash Retainer and Equity Retainer earned in the four quarterly cycles beginning in the applicable Plan Year measured from the date of the annual shareholders meeting in the immediately prior Plan Year.

Equity Retainer – means the amount of annual retainer payable in Common Stock for service on the Board, including any annual retainer payable for service as a chair or member of any Board committee.

New Director – means a Director who was not eligible to participate in the Plan (or any other plan sponsored by the Company or any Affiliate, which may be aggregated with the Plan under Code section 409A) prior to becoming a Director; provided, all Directors providing services to the Company as of the Effective Date shall be deemed to be New Directors for purposes of making an initial election pursuant to Section 5.1(b)(ii) with respect to Eligible Compensation earned in 2006.

Open Enrollment – means the period during each Plan Year when Directors may elect to make, terminate or change an initial election to defer amounts under the Plan. Open Enrollment shall normally be held during the month of December of each Plan Year.

Participant – means a Director who elects to defer Eligible Compensation under the Plan.

Plan Administrator – means the Compensation Committee of the Board, or its delegate or delegates appointed to administer the Plan.

Plan Year – means the 12-month period from January 1 to December 31.

Separation from Service or Separates from Service – means a "separation from service" with the Company and its Affiliates within the meaning of Code section 409A.

HR Officer – means the senior corporate officer in charge of the Human Resources department.

4.Participation

4.1Any Director shall be eligible to participate in the Plan.  A Director becomes a Participant in the Plan on the date he or she first enrolls in the Plan by electing to defer Eligible Compensation in accordance with Section 5.1(b).

4.2A Director who has been a Participant under the Plan will cease to be a Participant on the date his or her Account is fully distributed.

5.Participant Accounts

5.1Elections to Defer Eligible Compensation

(a)Initial Deferral Election.  A Director may make an irrevocable election to defer the following types of Eligible Compensation in one (1) percent increments up to the specified maximum percentages:

(i)A Director may elect to defer up to 100% of his or her Cash Retainer.

(ii)A Director may elect to defer up to 100% of his or her Equity Retainer.

(b)Time and Manner of Making an Initial Election

(i)A Director may make an irrevocable election to defer one or more types of Eligible Compensation during the Open Enrollment period that occurs in the Plan Year preceding the Plan Year in which the Eligible Compensation is earned.

(ii)In addition to Open Enrollment elections under Section 5.1(b)(i), a New Director may make an irrevocable election to defer one or more types of Eligible Compensation, provided such election is made within thirty (30) days of becoming a New Director and such election shall only apply to amounts earned after the election is filed.

(iii)A deferral election shall be made in accordance with procedures established by the Plan Administrator.

(c)Evergreen Election.  An initial deferral election shall be effective for succeeding Plan Years and shall become irrevocable on each December 31 with respect to Eligible Compensation earned in the immediately following Plan Year unless the Participant terminates or modifies such election.  A Participant may terminate or modify an initial deferral election during the Open Enrollment period immediately prior to the applicable Plan Year.  Any termination of, or modification to, an initial deferral election shall be made in accordance with procedures established by the Plan Administrator.

5.2Crediting of Deferrals.  Eligible Compensation deferred by a Participant under the Plan shall be credited to the Participant's Account as soon as practicable after the amounts would have otherwise been paid to the Participant.  Amounts credited to a Participant's Account shall be deemed immediately invested in shares of Common Stock (calculated to one one-thousandth of a share).  Any dividends which would have been received had such amount actually been invested in shares of Common Stock will also be credited to the Participant's Account and deemed immediately invested in additional shares of Common Stock (calculated to one one-thousandth of a share).  Nothing in this Section or otherwise in the Plan, however, will require the Company to actually invest any amounts credited to a Participant's Account in shares of Common Stock or otherwise.

5.3Vesting.  A Participant shall at all times be one-hundred (100) percent vested in any amounts credited to his or her Account.

5.4Adjustments upon Changes in Capitalization.  If any change is made to the shares of Common Stock without the Company's receipt of consideration, appropriate adjustments shall be made to the number and/or class of securities credited to a Participant's Account under the Plan in the same manner and to the same extent that adjustments are made to the maximum number and/or class of securities issuable under the Company's 2017 Stock Plan.

6.Distribution of Account Balances

6.1Distribution Form

(a)In the event a Participant elects to have the distribution of a deferred amount (and dividends thereon) commence thirty (30) days following the date of his or her Separation from Service pursuant to Section 6.2, the Participant may elect to have the deferred amount (and dividends thereon) distributed in a lump sum payment or in equal annual installments over a period of five (5) years.  Such election must be made at the time of making the initial deferral election under Section 5.1.

(b)In the event a Participant fails to specify the form in which a deferred amount (and dividends thereon) will be distributed at the time of making an initial deferral election under Section 5.1, or if a Participant elects to receive a distribution other than pursuant to Section 6.2(a)(i), the Participant shall receive such deferred amount (and dividends thereon) in a lump sum payment.

(c)Distribution of a Participant's Account balance shall be made in Common Stock; provided, however, any fractional shares of Common Stock credited to the Account shall be paid in cash.

6.2Distribution Time

(a)A Participant may elect to have the distribution of a deferred amount (and dividends thereon) commence thirty (30) days following:  (i) the date of the Participant's Separation from Service; (ii) the first, second, third, fourth or fifth anniversary of the Participant's Separation from Service; or (iii) a specified date or, if earlier, the fifth anniversary of the Participant's Separation from Service (provided that the specified date must be at least twelve (12) months after the date on which the final payment of the deferred amount would have been made to the Participant absent deferral).

(b)A Participant must elect the date on which distributions will commence at the time of making the initial deferral election under Section 5.1.  In the event a Participant fails to elect the date on which a distribution will commence at the time of making an initial deferral election under Section 5.1, or if a Participant specifies a date under Section 6.2(a)(iii) that is less than twelve (12) months after the date on which the final payment of the deferred amount would have been made to the Participant absent deferral, the Participant shall receive the distribution thirty (30) days following the date of the Participant's Separation from Service.

(c)Except as otherwise permitted under IRS guidance, if a distribution is to be made upon the Separation from Service of a Key Employee, distribution may not be made before the date which is six months after the date of the Key Employee's Separation from Service (or, if earlier, the date of death of the Key Employee).  Any payments that would otherwise be made during this period of delay shall be paid in the seventh month following Separation from Service (or, if earlier, the month after the Key Employee's death).  For this purpose, "Key Employee" means an individual treated as a "specified employee" under Code section 409A(a)(2)(B)(i) as of his or her Separation from Service (i.e., a key employee (as defined under Code section 416(i) without regard to paragraph (5) thereof) of a corporation any stock of which is publicly traded on an established securities market or otherwise).  Key Employees shall be determined in accordance with Code section 409A, using a December 31 identification date.  A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

(d) Notwithstanding Section 6.1 or 6.2 or any election to the contrary, for purposes of Eligible Compensation earned during each separate quarterly period beginning after 2014, if a Participant Separates from Service during a separate quarterly period, the distribution of any deferred amount (and dividends thereon) attributable to such period will be paid in a cash lump sum within 30 days following the last day of the quarterly period, subject to Section 6.2(c) and in accordance with Treasury Regulation §1.409A-3(c).

6.3Distributions upon Death

(a)In the event a Participant dies prior to the distribution of his or her entire Account balance, the remaining Account balance shall be distributed to the Participant's beneficiary in accordance with Sections 6.1 and 6.2 above.

(b)A Participant shall designate his or her beneficiary prior to death in accordance with procedures established by the Plan Administrator.  If a Participant has not properly designated a beneficiary, or if no designated beneficiary is living on the date of any distribution, such amount shall be distributed to the Participant's estate.

(c)For purposes of determining the proper death beneficiary under this Plan, this Plan shall not be interpreted as preempting applicable state law regarding the ownership rights of Accounts upon a Participant's death.  For example, although this Plan states that upon a Participant's death, Account balances will be paid to his or her beneficiary, the personal representative will be obligated to pay any benefits owed to a spouse or otherwise as a result of any applicable community property laws.

7.Administration

The Plan Administrator shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof.  The Plan Administrator shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan.  Any such action taken by the Plan Administrator shall be final and conclusive on any party.  To the extent the Plan Administrator has been granted discretionary authority under the Plan, the Plan Administrator's prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.  The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.  The Plan Administrator may, from time to time, employ agents and delegate to such agents, including the HR Officer or other employees of the Company, such administrative duties as it sees fit, and the HR Officer is expressly delegated the authority to take all actions necessary to implement the Plan in accordance with the terms approved by the Board and the Plan Administrator.

8.Amendment and Termination

8.1Amendment or Termination.  The Company reserves the right to amend or terminate the Plan when, in the sole discretion of the Company, such amendment or termination is advisable, pursuant to a resolution or other action taken by the Board or the Plan Administrator, provided that the Board or Plan Administrator may delegate the authority to amend the Plan to the HR Officer from time to time.

8.2Effect of Amendment or Termination.  No amendment or termination of the Plan shall decrease the amounts credited to a Participant's Account as of such amendment or termination.  Upon termination of the Plan, Participants' Account balances shall be distributed in accordance with Sections 6.1 through 6.3, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.

8.3Constructive Receipt Termination.  If amounts deferred under the Plan must be included in income under Code section 409A prior to the scheduled distribution of such amounts, distribution of such amount shall be made to Participants.

9.General Provisions

9.1Rights Unsecured.  The right of a Participant or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his or her beneficiary shall have any rights in or against any amount credited to any Account or any other specific assets of the Company.  The Plan at all times shall be considered entirely unfunded for tax purposes.  Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company's bankruptcy or insolvency.  The Company's obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

9.2Construction of Plan.  Nothing in this Plan shall be construed to give any Director any right to receive Eligible Compensation or any other type of compensation.  No Participant or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give any Participant the right to be retained as a member of the Board.  Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.  In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.  Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

9.3Nonalienation of Benefits.  This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to a Participant's Account are not, except as provided in Section 9.4, subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, will be null and void and not binding on the Plan or the Company.

9.4Taxes.  The Company or other payor may withhold from a benefit payment under the Plan or a Participant's Eligible Compensation any federal, state, or local taxes required by law to be withheld with respect to a payment or accrual under the Plan, and shall report such payments and other Plan-related information to the appropriate governmental agencies as required under applicable law.

9.5Delivery of Shares.  The obligation of the Company to issue shares of Common Stock under this Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Plan Administrator.

9.6Participant's Cooperation.  The Participant shall cooperate with the Company by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder.  If the Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan.

9.7Incapacity of Recipient.  If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan with respect to the payment.

9.8Legally Binding.  In the event of any consolidation, merger, acquisition or reorganization, the obligations of the Company under this Plan shall continue and be binding on the Company and its successors or assigns.  The rights, privileges, benefits and obligations under the Plan are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns.

9.9Unclaimed Benefits.  Each Participant shall keep the Plan Administrator informed of his or her current address and the current address of his or her designated beneficiary.  The Plan Administrator shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Plan Administrator.

9.10Applicable Law and Venue.  The Plan shall be governed by the laws of the State of Washington. In the event the Company or any Participant (or beneficiary) initiates litigation related to this Plan, the venue for such action will be in King County, Washington.

9.11Waiver of Breach.  The waiver by the Company of any breach of any provision of the Plan by a Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

9.12Notice.  Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of the Company, directed to the attention of the Plan Administrator.  Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

9.13Attorneys' Fees and Costs.  In the event that a dispute regarding benefits arises between the Company or Plan Administrator and a Participant (or beneficiary) and such dispute is resolved through arbitration or litigation in court, the prevailing party(ies) shall be entitled to their reasonable attorneys' fees and costs incurred in such action.